Contact:	Arash A. Khazei
Chief Financial Officer
United PanAm Financial Corp.
Tel: 949.224.1227
e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES
CHANGES TO ITS LONG-TERM GROWTH STRATEGY

Irvine, California - United PanAm Financial Corp. (Nasdaq: UPFC; “we” or the “Company”) today announced some enhancements in its long-term growth strategy.

While the Company has traditionally achieved growth in the origination of purchased automobile contracts primarily through the opening of new branch offices, the Company now intends to pursue controlled growth through a combination of expanding its more seasoned branch offices and opening fewer new branch offices. This change is designed to improve individual branch profitability, enhance loan servicing and facilitate more effective branch management while at the same time continue to grow originations 10% to 20% over time. In connection with this new long-term growth strategy, the Company intends to increase the average portfolio of purchased contracts within the best performing seasoned branches from approximately $10 million up to $20 million over the next 3 to 5 years.

In addition, the Company recently closed three underperforming branch offices. The aggregate amount of purchased contracts at the three closed branches was $8.0 million, and the servicing of those contracts will be assumed by other existing branches within the same local markets. The impairment charge for the costs associated with the closure of these three branches did not have a material impact on the Company’s financial statements. After the closure of these three branches, the current branch platform consists of 142 branch offices, of which 42 branch offices are less than two years old and 78 branch offices are less than 4 years old. The Company’s past experience indicates that branch offices reach break even profitability after approximately 18 months and full maturity after approximately 4 years.

During the past year, the Company and the industry in general have experienced a higher rate of delinquencies and losses which we believe have been primarily due to general economic conditions, and particularly to increased gasoline prices and employment contraction. As a result, we have modified our underwriting criteria for purchasing automobile contracts requiring higher minimum income levels and higher minimum book value in order to pursue higher-quality borrowers and more recent model year automobiles. In addition, under the revised underwriting criteria we intend to purchase contracts with terms extending up to 72 months (from up to 60 months previously) for creditworthy borrowers who can demonstrate higher income levels and better credit records.

Also, as part of the underwriting review, we have increased pricing for purchasing automobile contracts in 22 states by almost 100 basis points in APR. The states affected by the new pricing account for approximately 60% of our current originations and we expect that the impact will result in a gradual increase of approximately 60 basis points in weighted average yield over the next few years.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation in 37 states.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as our recent shift of the funding source of our business; our dependence on securitizations; our need for substantial liquidity to run our business; loans we made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which we face; rapid growth of our business; fluctuations in market rates of interest; general economic conditions; the effects of accounting changes; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.